Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Stacy Frole
http://ir.cedarfair.com		419.627.2227

CEDAR FAIR REPORTS 2018 FIRST-QUARTER RESULTS

•	Early-season sales for advance purchase commitments up in all categories

•	Company well positioned to deliver another outstanding performance in 2018, driven by its robust capital program, immersive multi-week special events and enhanced resort accommodations

•	Board declares quarterly cash distribution of $0.89 per limited partner (LP) unit payable on June 15, 2018

SANDUSKY, OHIO, May 2, 2018 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, today announced results for the first quarter ended March 25, 2018. Historically, first-quarter results represent less than 5% of the Company’s full-year net revenues as the majority of its parks and facilities are closed during this quarter. As a result, the Company typically operates at a loss during this period.
"Our commitment to investing in high quality and immersive experiences at our parks is a differentiator for Cedar Fair and our guests," said Richard Zimmerman, Cedar Fair's president and chief executive officer. “We believe everything we do should be unique by scale and unique by offer. In doing so, we are able to elevate the overall guest experience, encourage repeat visitation, provide greater pricing power and more aggressively market to incremental audiences outside the traditional geographic market range of our parks.”
“The success of this strategy was evident during the first quarter at Knott’s Berry Farm, our only park with meaningful first-quarter operations,” continued Zimmerman. “During the quarter, the introduction of a new Peanuts Celebration and growth in the Knott's Annual Boysenberry Festival were large contributors to our strong early-season performance in 2018. The immersive, multi-week, multi-generational events we have worked hard to create continue to build upon Knott’s unique regional brand and provide even greater value to its ‘Seasons of FUN’ season pass program, which is also off to a very positive start in 2018.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 First-Quarter Results
May 2, 2018

Commenting on the positive reception of the Company’s new rides and attractions, including Cedar Point’s world-record-breaking hyper-hybrid roller coaster, Steel Vengeance, Zimmerman stated, “Our season passholders experienced their first rides on Steel Vengeance this past week and the response was extraordinary. We are proud to say Steel Vengeance is truly a ride like no other.”
First-Quarter Results
For the first quarter ended March 25, 2018, Cedar Fair’s net revenues increased to $55 million, compared with $48 million in the first quarter ended March 26, 2017. The solid increase in revenues for the current-year first quarter was driven by increases in both attendance and average in-park guest per capita spending.
The operating loss for the quarter was $76 million, comparable with the operating loss reported in the first quarter of 2017. The increased revenues noted above, were partially offset by a $6 million increase in operating costs and expenses, which totaled $124 million for the first quarter of 2018. The increase in operating costs and expenses was in-line with the Company’s expectations and reflects higher costs to support the increased attendance and guest spending in the quarter; higher labor costs due to market/minimum-wage rate increases; and higher operating expenses attributable to disassembling of attractions and decorations associated with the inaugural WinterFest holiday events at three parks. Depreciation and amortization and loss on impairment/retirement of fixed assets were comparable with the prior-year first quarter.
Interest expense for the first quarter of 2018 increased slightly to $20 million due to an increase in term debt from the Company’s April 2017 refinancing. The net effect of the Company’s swaps during the quarter resulted in a $4 million benefit to earnings, reflecting the change in fair market value movements in the Company’s de-designated swap portfolio offset by the amortization of amounts in “Other Comprehensive Income” related to the outstanding swaps. During the first quarter of 2018, the Company also recognized a $10 million net charge to earnings for foreign currency gains and losses related to the U.S.-dollar denominated Canadian term loan compared with a $3 million net benefit to earnings for the first quarter in 2017.
A net benefit of $19 million was recorded to account for the tax attributes of the Company’s corporate subsidiaries and publicly traded partnership taxes during the first quarter of 2018, compared with a net benefit of $28 million for taxes in the same period a year ago. This decrease in benefit for taxes relates largely to the decrease in the federal statutory income tax rate implemented by the Tax Cuts and Jobs Act which was signed into law during the fourth quarter of 2017. Actual cash taxes paid or payable are estimated to be

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 First-Quarter Results
May 2, 2018

between $40 million and $50 million for the 2018 calendar year.
The net loss for the first quarter ended March 25, 2018, totaled $83 million, or $1.49 per diluted limited partner (LP) unit. This compares with a net loss of $65 million, or $1.16 per diluted LP unit, for the first quarter a year ago. The increase in net loss is primarily a result of increased net revenues more than offset by planned increases in operating costs and expenses, an increase in the loss on foreign currency and a lower benefit for taxes.
Adjusted EBITDA, which management believes is a meaningful measure of the Company’s park-level operating results, for the first quarter of 2018 was comparable with the same period a year ago. This is the result of increased net revenues for the quarter due to increased attendance and average in-park guest per capita spending offset by increased operating costs and expenses associated with labor, operating supplies and other planned spending.
Cash Flow and Liquidity Remain Strong
As of March 25, 2018, the Company had $735 million of variable-rate term debt (before giving consideration to fixed-rate interest rate swaps), $950 million of fixed-rate debt (excluding amounts related to debt issuance costs), $40 million of borrowings under its revolving credit facilities, and $43 million of cash and cash equivalents on hand. The Company believes it is in a strong position to produce future cash flows from operations that, combined with its existing credit facilities, will be sufficient to meet working capital needs, debt service, planned capital expenditures and distributions for the foreseeable future.
Distribution Declaration
The Company also announced today the declaration of a cash distribution of $0.89 per LP unit. The distribution will be paid on June 15, 2018, to unitholders of record as of June 4, 2018. This distribution reflects the Company’s confidence in its business model and long-term strategy and is consistent with its targeted annualized distribution rate of $3.56 per LP unit for 2018.
Outlook
“As we head into our core operating season, we remain enthusiastic about our plans, progress and potential - driven by our 2018 initiatives and the highly talented associates at our parks,” said Zimmerman. “We have a solid line-up of new attractions for 2018, including four new world-class coasters and the continued

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 First-Quarter Results
May 2, 2018

investment in the growing market of Charlotte, North Carolina, with the expansion of our PEANUTS-themed children’s area at Carowinds. In addition, we expect immersive, multi-week special events and unique culinary offerings to be key drivers of success at each of our parks in 2018.”
In February, the Company announced that it had finalized a deal to build a 129-room SpringHill Suites hotel adjacent to Carowinds, which should come on line in late 2019. “We continue to pursue complementary development opportunities adjacent to our parks that will drive incremental attendance and create a consistent revenue stream. Along with the recent investments in the park, we expect the new Carowinds hotel to enhance the park’s position as a multi-day destination in the same way the hotel investments have done at Cedar Point. And, we believe there are similar opportunities at our other properties,” continued Zimmerman.
The Company also continues to extend the operating season at many of its parks into November and December with its new WinterFest holiday celebrations. With the introduction of WinterFest at Kings Dominion in 2018, more than half of Cedar Fair’s amusement parks will be in operation in November and December. The Company continues to analyze the opportunity to bring this event to more parks in the future.
Zimmerman concluded by stating, “This is an exciting time for Cedar Fair as we prepare for our busiest time of the year and continue to execute on our strategies. While the majority of our operating season is still ahead of us, based on early-season trends and confidence in our business model, we believe we are well positioned to deliver another outstanding year in 2018. We remain confident in our ability to maintain the growth trajectory we have produced for the past several years, which supports our commitment to a steady 4% increase in our annual distribution rate going forward.”
Conference Call
The Company will host a conference call with analysts today, May 2, 2018, at 10:00 a.m. Eastern Time, which will be webcast live in “listen only” mode via the Cedar Fair website (www.cedarfair.com) under the Investors tab. It will also be available for replay starting at approximately 1:00 p.m. ET, today, until 11:59 p.m. ET, Wednesday, May 16, 2018. In order to access the replay of the earnings call, please dial (844) 512-2921 followed by the access code 4549131.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 First-Quarter Results
May 2, 2018

About Cedar Fair
Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to become “THE place to be for FUN,” the Company owns and operates 11 amusement parks, including its flagship park, Cedar Point, along with two outdoor water parks, one indoor water park and four hotels. It also operates an additional theme park under a management contract. Its parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan and Toronto, Ontario.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company’s expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, adverse weather conditions, competition for the consumer leisure time and spending, unanticipated construction delays, changes in the Company’s capital investment plans and projects and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at the Company’s parks and cause actual results to differ materially from the Company’s expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in the Company’s Annual Report on Form 10-K and in the filings of the Company made from time to time with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

This news release and prior releases are available online at http://ir.cedarfair.com
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Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 First-Quarter Results
May 2, 2018

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended
	3/25/2018	3/26/2017
Net revenues:
Admissions	$26,721	$22,563
Food, merchandise and games	21,055	18,208
Accommodations, extra-charge products and other	6,951	7,547
	54,727	48,318
Costs and expenses:
Cost of food, merchandise, and games revenues	6,003	5,480
Operating expenses	88,828	84,289
Selling, general and administrative	28,682	27,619
Depreciation and amortization	5,521	5,365
Loss on impairment / retirement of fixed assets, net	1,340	1,526
	130,374	124,279
Operating loss	(75,647)	(75,961)
Interest expense	19,762	18,914
Net effect of swaps	(3,628)	301
Loss on early debt extinguishment	1,073	—
(Gain) loss on foreign currency	10,094	(2,671)
Other income	(349)	(32)
Loss before taxes	(102,599)	(92,473)
Benefit for taxes	(19,199)	(27,719)
Net loss	(83,400)	(64,754)
Net loss allocated to general partner	(1)	(1)
Net loss allocated to limited partners	$(83,399)	$(64,753)

Net loss	$(83,400)	$(64,754)
Other comprehensive income, (net of tax):
Foreign currency translation adjustment	4,604	(660)
Unrealized gain on cash flow hedging derivatives	2,018	1,994
Other comprehensive income, (net of tax)	6,622	1,334
Total comprehensive loss	$(76,778)	$(63,420)
Basic loss per limited partner unit:
Weighted average limited partner units outstanding	56,150	56,008
Net loss per limited partner unit	$(1.49)	$(1.16)
Diluted loss per limited partner unit:
Weighted average limited partner units outstanding	56,150	56,008
Net loss per limited partner unit	$(1.49)	$(1.16)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233

Cedar Fair Reports 2018 First-Quarter Results
May 2, 2018

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
(In thousands)

	3/25/2018	3/26/2017
Cash and cash equivalents	$42,888	$34,242
Total assets	$2,004,591	$1,958,279
Long-term debt, including current maturities:
Revolving credit loans	$40,000	$85,000
Term debt	723,525	597,547
Notes	937,257	940,421
	$1,700,782	$1,622,968
Total partners' equity	$(50,963)	$(47,552)

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)

	Three months ended
	3/25/2018	3/26/2017
Net loss	$(83,400)	$(64,754)
Interest expense	19,762	18,914
Interest income	(226)	(32)
Benefit for taxes	(19,199)	(27,719)
Depreciation and amortization	5,521	5,365
EBITDA	(77,542)	(68,226)
Loss on early debt extinguishment	1,073	—
Net effect of swaps	(3,628)	301
Non-cash foreign currency (gain) loss	10,098	(2,679)
Non-cash equity compensation expense	2,968	3,417
Loss on impairment / retirement of fixed assets, net	1,340	1,526
Other (1)	169	192
Adjusted EBITDA (2)	$(65,522)	$(65,469)

(1)
Consists of certain costs as defined in the Company's Amended 2017 Credit Agreement and prior credit agreements. These items are excluded in the calculation of Adjusted EBITDA and have included certain legal expenses, costs associated with certain ride abandonment or relocation expenses, and severance expenses. This balance also includes unrealized gains and losses on short-term investments.

(2)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2017 Credit Agreement and the 2013 Credit Agreement. The Company believes Adjusted EBITDA is a meaningful measure as it is widely used by analysts, investors and comparable companies in our industry to evaluate our operating performance on a consistent basis, as well as more easily compare our results with those of other companies in our industry. Further, management believes Adjusted EBITDA is a meaningful measure of park-level operating profitability and we use it for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is provided in the discussion of results of operations that follows as a supplemental measure of our operating results and is not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870 419.627.2233